EXHIBIT 99.1

ConnectOne Bank Announces Partnership with Nymbus to Build Bespoke Banking Solution

ENGLEWOOD CLIFFS, N.J., May 05, 2022 (GLOBE NEWSWIRE) -- ConnectOne Bank (“ConnectOne”), the insured depository subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB), announced today its partnership with Nymbus, a cloud-native platform and leading provider of banking technology solutions and core services, to offer digital business banking solutions.

“Since inception, ConnectOne Bank’s mission has been to offer our clients best-in-class banking experiences tailored to their unique needs. As we diversify our client roster, partnering with Nymbus allows us to continue that mission by building a niche-based vertical powered by leading technology,” said Frank Sorrentino III, Chairman & CEO of ConnectOne Bank. “We look forward to working with Nymbus to extend our mission into new segments.”

This partnership adds another layer to ConnectOne’s cloud-based banking strategy while allowing the company to target new market segments with a tailored bank offering. ConnectOne will be leveraging Nymbus’s full suite of products with comprehensive data and brand strategy to build bespoke solutions founded on speed, flexibility, and meaningful growth.

“It’s our privilege to partner with a modern financial institution like ConnectOne, who takes a client-centric, tech-forward approach to its business. Together, we help organizations be intentional with their digital strategy–-innovating with focused financial products and services that are strategically built to grow and serve communities with like-minded needs,” said Nymbus Chairman and CEO Jeffery Kendall.

ConnectOne plans to launch this new vertical by year-end 2022.

About ConnectOne Bank
ConnectOne Bank, a subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB) is a leading commercial bank with total assets in excess of $8 Billion. ConnectOne offers a full suite of banking and lending services to commercial, small business and consumer clients. Founded by an entrepreneur, ConnectOne combines leading digital solutions with high-level service to offer an unparalleled experience to its clients.
www.ConnectOneBank.com

About Nymbus

Nymbus enables banks, brands, and fintechs of any size to accelerate growth through new routes to market. This includes a full suite of banking technology applications available to modernize and optimize existing channels, as well as the operational resources to get to market quickly with a full-scale digital brand immediately positioned at capturing new niche customer segments. Whichever growth path you choose, Nymbus buys back decades of lost time and accelerates your ability to engage and support the entire customer journey.

Media Contact:
Sutton Resler, MWW
571.236.4966:  sresler@mww.com